Exhibit 15.1

November 4, 2010

To the Board of Directors and Shareholders
of Limited Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of Limited Brands, Inc. for the registration of debt and equity securities under a universal shelf registration of our reports dated June 3, 2010 and September 7, 2010, relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and subsidiaries that are included in its Forms 10-Q for the quarters ended May 1, 2010 and July 31, 2010, respectively.

/s/ Ernst & Young LLP

Columbus, Ohio